                                                                   EXHIBIT 10.16


                                  LEASE BETWEEN

                        475 Java Drive Associates, L.P.,
                        a California Limited Partnership

                                   ("LESSOR")

                                       AND

                            NETWORK APPLIANCE, INC.,
                             a Delaware Corporation

                                   ("LESSEE")


                                                                   June 11, 1998

                                      LEASE

                  THIS LEASE is made and entered into as of June 11, 1998, by and between 475 Java Drive Associates, L.P., a California Limited Partnership ("Lessor") and Network Appliance, Inc., a Delaware Corporation ("Lessee").

                                    RECITALS

                  A. Lessor owns that certain real property located in the City of Sunnyvale, County of Santa Clara, State of California, and more particularly described in Exhibit A attached hereto. The land described in Exhibit A together with the Improvements (as defined below) thereon, is herein referred to as the "Premises."

                  B. Lessee desires to lease the Premises from Lessor, and Lessor has agreed to lease the Premises to Lessee on the terms and conditions set forth in this Lease and for the purposes provided herein.

                  NOW, THEREFORE, in consideration of the rents to be paid hereunder and of the agreements, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1. BASIC LEASE INFORMATION

                  The following is a summary of basic lease information. Each term or item in this Article 1 shall be deemed to incorporate all of the provisions set forth below pertaining to such term or item and to the extent there is any conflict between the provisions of this Article 1 and any more specific provision of this Lease, the more specific provision shall control.

Lessor:                      475 Java Drive Associates, L.P.,
                                   a California Limited Partnership

Address of Lessor:           c/o The Mozart Development Company

                                   1068 East Meadow Circle
                                   Palo Alto, CA 94303

Lessee:                      NETWORK APPLIANCE, INC.,
                                   a Delaware Corporation

Address of Lessee:           2770 San Tomas Expressway
                                   Santa Clara, California 95051

Commencement Date (Article 5):  October 1, 1999

Term (Article 5):  25 years

Use (Article 11): Lessee may use the Premises for general office, administration and research and development (including a cafeteria for its employees).

Base Monthly Rental as of Commencement Date (Article 7): Two Hundred Fifty Seven Thousand Dollars ($257,000) per month.


Use (Article 11): Office, administration, research, development, light manufacturing and industrial operations, and/or any lawful purpose

ARTICLE 2. DEFINITIONS

                  As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural forms of the terms herein defined:

                  "Additional Rental" is as defined in Article 8.

                  "Affiliate" means (i) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, Lessee; (ii) any entity of which a majority of the voting or economic interest is owned by Lessee or one or more of the persons referred to in the preceding clause; (iii) any partnership in which Lessee or a person referred to in the preceding clauses is a partner; (iv) any person who is an officer, director, trustee, stockholder (10% or more) or partner of Lessee or any person referred to in the preceding clauses; or (v) any person directly or indirectly controlling, or under direct or indirect common control with, any person referred to in any of the preceding clauses. For purposes of this definition, "control" means owning directly or indirectly ten percent (10%) or more of the beneficial interest in such entity or the direct or indirect power to control the management policies of such person or entity, whether through ownership, by contract or otherwise.

                  "Alterations" means any additional improvements, alterations, remodeling, demolition, or reconstruction of or to the Initial Improvements or construction of improvements different than the Initial Improvements after the completion of the initial construction of the Initial Improvements.

                  "Applicable Laws" means all applicable covenants, conditions and restrictions recorded against and applicable to the Premises and all applicable laws, codes, ordinances, orders, rules, regulations and requirements, including, without limitation, all Environmental Requirements, of all Federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all orders, rules and regulations of the Pacific Fire Rating Bureau, and the American Insurance Association (formerly the National Board of Fire Underwriters) or any other body exercising similar functions relating to or affecting the Premises, the Improvements now or hereafter located on the Premises or the use, operation or occupancy of the Premises for the purposes permitted hereunder, whether now existing or hereafter enacted.

                  "Appropriation" means any taking by exercise of right of condemnation (direct or inverse) or eminent domain, or requisitioning by military or other public authority for any purpose arising out of a temporary emergency or other temporary circumstance or sale under threat of condemnation. "Appropriated" means having been subject to such taking and "Appropriating" means exercising such taking authority.

                  "Award" means the amount paid by the Appropriating authority as a result of an Appropriation.

                  "Base Monthly Rental" means the amount stated in the Basic Lease Information, payable in accordance with Article 7.

                  "Basic Lease Information" means the information contained in
Article 1.

                  "Bonded Contracts" is as defined in Section 13.5(b).

                  "City" means the City of Sunnyvale.

                  "Commencement Date" is as stated in the Basic Lease
Information.

                  "CPI" means the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (San Francisco-Oakland Bay Area, All Urban Consumers, All Items), or if such index is no longer published, a successor or substitute index designated by Lessor, published by a governmental agency and reflecting changes in consumer prices in the San Francisco Bay Area.

                  "Environmental Audit" is as defined in Section 20.5.

                  "Environmental Claims" means all claims, demands, judgments, damages, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of a Hazardous Substance Occurrence, including, without limitation:

                  (i) Claims for personal injury, or injury to property or natural resources occurring upon or off of the Premises;

                  (ii) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of Hazardous Substances or violation of Environmental Requirements, including, but not limited to, preparation of feasibility studies or reports, or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to make full economic use of the Premises or any other property or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs and expenses incurred in enforcing this Lease or collecting any sums due hereunder; and

                  (iii) Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in subsection (ii) above.

                  "Environmental Requirements" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, and all amendments thereto, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, California, and political subdivisions thereof, and all applicable judicial, administrative and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and including, without limitation: (i) all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases, or threatened releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, and (ii) all requirements pertaining to the health and safety of employees or the public.

                  "Expiration Date" is as stated in the Basic Lease Information.

                  "Event of Default" is as defined in Article 28.

                  "Full Insurable Replacement Value" is as defined in Section 21.1.

         "Hazardous Substance" means any substance:

                  (i) the presence of which requires investigation or remediation under any Environmental Requirement;

                  (ii) which is or becomes defined as a "hazardous waste," "hazardous substance," "pollutant," or "contaminant" under any Environmental Requirement;

                  (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated under any Environmental Requirement;

                  (iv) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to surrounding properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises;

                  (v) the presence of which on adjacent properties could constitute a trespass by Lessee;

                  (vi) without limitation of the foregoing, which contains gasoline, diesel fuel or other petroleum hydrocarbons;

                  (vii) without limitation of the foregoing, which contains polychlorinated biphenals (PCBs), asbestos or urea formaldehyde foam insulation; or

                  (viii) without limitation of the foregoing, radon gas.

                  "Hazardous Substance Occurrence" means any use, treatment, keeping, storage, sale, release, disposal, migration or discharge of any Hazardous Substance from, on, about, under or into the Premises, or the exacerbation through the acts of Lessee or its subtenants of any previously existing Hazardous Substance condition, that occurs during the, excluding any Hazardous Substance Occurrence caused by Lessor or its Affiliates or originating on property owned by Lessor or its Affiliates.

         "Impositions" is as defined in Section 8.1.

                  "Improvements" means all landscaping, buildings and other structures and improvements, and fixtures thereto, constructed, planted, or installed on the Premises, including, without limitation, the Initial Improvements to be constructed by Lessee in accordance herewith and all subsequent Alterations.

                  "Initial Improvements" means the initial improvements constructed by Lessee.

                  "Interest Rate" means the lesser of (i) the rate of interest charged by Bank of America at its offices in San Francisco as its prime or reference rate, plus 2%, or (ii) the highest rate permitted under Applicable Laws, compounded monthly.

                  "Lease Year" shall mean each successive twelve month period commencing on October 1 and ending on September 30.

                  "Leasehold Mortgage" is as defined in Article 26.

         "Premises" is as defined in Recital A.

                  "Supplemental Audit" is as defined in Section 20.5.

         "Term" is as defined in Article 5.

                  "Termination Date" shall mean the Expiration Date or such earlier date as this Lease is terminated pursuant to any provision hereof.

         "Transfer" is as defined in Section 24.1.

ARTICLE 3. LEASE OF PREMISES; RESERVATION OF RIGHTS

                  Lessor hereby leases and demises to Lessee, and Lessee hereby hires from Lessor, the Premises;

                  Subject to all zoning and governmental regulations now or hereafter in effect, and all liens, encumbrances, restrictions, rights and conditions of law or of record or otherwise known to Lessee or ascertainable by inspection or a survey; and

ARTICLE 4. DEMOLITION; NO OTHER ALTERATION BY LESSOR; ACCEPTANCE OF PREMISES

         Section 4.1 Lessor's Obligation To Demolish Existing Building. Prior to the Commencement Date, Lessor shall cause the existing improvement to be demolished and removed from the Premise in accordance with the specifications described on EXHIBIT B attached hereto and incorporated herein by reference. Lessor shall indemnify, defend and hold Lessee harmless from and against any cost, claim, loss or liability directly or indirectly in connection with such demolition. Lessor shall take no action which alters the physical condition of the Premises except for the demolition described in the preceding sentence.

         Section 4.2 Lessee's Due Diligence. Prior to entering into this Lease, Lessee has made a thorough, independent examination of the Premises and all matters relevant to Lessee's decision to enter into this Lease, and Lessee is thoroughly familiar with all aspects of the Premises and is satisfied that they are in an acceptable condition and meet Lessee's needs. Without in any way limiting the generality of the foregoing, Lessee's inspection and review has included, to the extent that Lessee in its sole discretion has deemed necessary or appropriate:

                  (a) All matters relating to title, together with all municipal and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes;

                  (b) The physical condition of the Premises, including the soils and groundwater and the presence or absence of Hazardous Substances on, under or in the vicinity of the Premises and all other physical and functional aspects of the Premises;

                  (c) All easements and access rights;

                  (d) Lessee's ability to obtain appropriate licenses and satisfy all licensing requirements under Applicable Laws;

                  (e) The economics of the business Lessee intends to conduct on the Premises, including without limitation, market conditions and financial viability; and

                  (f) Lessee's ability to finance the construction of the Improvements.

Section 4.3 Acceptance of the Premises. Subject to the obligations of Lessor pursuant to Section 4.1, Lessee specifically agrees to take the Premises in its condition as of the Commencement Date and acknowledges that in entering into this Lease, Lessee does not rely on, and Lessor does not make, any express or implied representations or warranties as to any matters including, without limitation, the suitability of the soil or subsoil, any characteristics of the Premises or improvements thereon, the suitability of the Premises for the intended use, the economic feasibility of the business Lessee intends to conduct on the Premises, title to the Premises, Hazardous Substances on or in the vicinity of the Premises, or any other matter. Lessee has satisfied itself as to such suitability and other pertinent matters by Lessee's own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Subject to the obligations of Lessor pursuant to Section 4.1, Lessee accepts the Premises in its condition as of the Commencement Date, and hereby expressly agrees that if any remedial or restoration work is required in order to conform the Premises to the requirements of Applicable Laws, Lessee shall assume sole responsibility for any such work.

ARTICLE 5. TERM

                  The term of this Lease (the "Term") shall be for the period stated in the Basic Lease Information, commencing on the Commencement Date and expiring on the Expiration Date (subject to extension pursuant to Article 6) or on such earlier date as this Lease may be terminated as hereinafter provided. In the event the demolition to be completed by Lessor pursuant to Section 4.1 is not completed as of October 1, 1999 the Commencement Date shall be extended to the date of completion of such work.

ARTICLE 6. OPTIONS TO EXTEND TERM

         Lessee shall have no right to extend the Term.

ARTICLE 7. BASE MONTHLY RENTAL

Section 7.1 Base Monthly Rental. Commencing upon the Commencement Date and continuing throughout the term, Lessee shall pay to Lessor, at Lessor's address stated in the Basic lease Information, or to such other person or at such other place as Lessor may from time to time designate by notice to Lessee, without prior notice or demand, Base Monthly Rental in the amount stated in the Basic Lease Information, which amount shall be adjusted as provided below.

ARTICLE 8.        ADDITIONAL RENTAL

Section 8.1 Impositions. In addition to the Base Monthly Rental and all other amounts and charges due hereunder, as part of the consideration for this Lease and as additional rental hereunder, commencing October 1, 1999, Lessee covenants and agrees to bear, discharge and pay to the relevant authority or entity, in lawful money of the United States, without offset or deduction, as the same become due, before delinquency, all taxes, assessments, rates, charges, license fees, municipal liens, levies, excises or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of whatsoever name, nature or kind that may be levied, assessed, charged or imposed or may be or become a lien or charge upon the Premises or any part thereof; or upon the rent or income of Lessee; or upon the use or occupancy of the Premises; or this transaction or any document creating or transferring an estate or interest in the Premises; upon any of the buildings or improvements that are or are hereafter placed, built or newly constructed upon the Premises; or upon the leasehold of Lessee or upon the estate hereby created.

                  If at any time during the Term, under any Applicable Laws, any tax is levied or assessed against Lessor directly, in substitution in whole or in part for real property taxes, Lessee covenants and agrees to pay and discharge such tax.

                  All of the foregoing taxes, assessments and other charges are herein referred to as "Impositions."

Section 8.2 Right to Contest. Lessee shall have the right to contest, by appropriate proceedings, the amount or validity, in whole or in part, of any Imposition, provided that Lessee shall not postpone or defer payment of such Imposition but shall pay such Imposition in accordance with Section 8.1 notwithstanding such contest. Lessor shall have no obligation to join in any such proceedings. Lessee shall indemnify and defend Lessor against and save Lessor harmless, in accordance with Article 22 hereof, from and against any and all claims, demands, losses, costs, liabilities, damages, penalties and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising from or in connection with any such proceedings.

Section 8.3 Proration. Any Imposition relating to a fiscal period of any taxing authority, only a part of which period is included within the Term, shall be prorated as between Lessor and Lessee so that Lessor shall pay the portion thereof attributable to any period prior to the commencement of and subsequent to the lapse of the Term, and Lessee shall pay the portion thereof attributable to any period during the Term. Lessee, however, shall pay all personal property taxes, without proration, that relate to a fiscal year in which the Term hereof shall commence or terminate.

Section 8.4 Assessment Proceedings. If at any time during the Term any governmental authority shall undertake to create an improvement or special assessment district the proposed boundaries of which shall include the Premises, Lessee shall be entitled to appear in any proceeding relating thereto and to exercise all rights of a landowner to have the Premises excluded from the proposed improvement or special assessment district or to determine the degree of benefit to the Premises resulting therefrom.

Section 8.5 Additional Rental. All of the above charges and all other charges and amounts required to be paid by Lessee under this Lease shall be additional rent ("Additional Rental"). All such Additional Rental that is payable to Lessor shall be payable at the place where the Base Monthly Rental is payable.

ARTICLE 9. NET LEASE; NO COUNTERCLAIM OR ABATEMENT

                  The Base Monthly Rental and Additional Rental due to Lessor hereunder shall be absolutely net to Lessor and shall be paid without assertion of any counterclaim, setoff, deduction or defense and without abatement, suspension, deferment or reduction. Under no circumstances or conditions, whether now existing or hereafter arising, and whether or not beyond the present contemplation of the parties, shall Lessor be expected or required to make any payment of any kind whatsoever with respect to the Premises or be under any obligation or liability hereunder except as expressly set forth in this Lease.

                  Except as otherwise expressly provided herein, this Lease shall continue in full force and effect, and the obligations of Lessee hereunder shall not be released, discharged or otherwise affected, by reason, of: (a) any damage to or destruction of the Premises or any portion thereof or any improvements thereon, or any taking thereof in eminent domain; (b) any restriction or prevention of or interference with any use of the Premises or the improvements or any part thereof; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Lessor, Lessee or any constituent partner of Lessee or any sublessee, licensee or concessionaire or any action taken with respect to this Lease by an trustee or receiver, or by any court, in any proceeding; (d) any claim that Lessee or any other person has or might have against Lessor; (e) any failure on the part of Lessor to perform or comply with any of the terms hereof or of any other agreement with Lessee or any other person; (f) any failure on the part of any sublessee, licensee, concessionaire, or other person to perform or comply with any of the terms of any sublease or other agreement between Lessee and any such person; (g) any termination of any sublease, license or concession, whether voluntary or by operation of law; or
(h) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, in each case whether or not Lessee shall have notice or knowledge of any of the foregoing.

                  The obligations of Lessee hereunder shall be separate and independent covenants and agreements. Lessee hereby waives, to the full extent permitted by applicable law, all rights now or hereafter conferred by statute, including without limitation the provisions of Civil Code Sections 1932 and 1933, to quit, terminate or surrender this Lease or the Premises or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of any rent hereunder.

ARTICLE 10. OPTION TO PURCHASE.

                  Lessor hereby grants to Lessee the option to purchase the Premises pursuant to the terms and conditions of that certain Option Agreement dated of even date herewith.

ARTICLE 11. USE OF PREMISES

                  Subject to all provisions and limitations contained herein, the Premises and all buildings and improvements at any time located thereon shall at all times be used and operated for the purposes stated in the Basic Lease Information and for no other purpose. The parties hereby acknowledge and agree that Lessee's covenant that the Premises shall be used solely for the purposes stated in the Basic Lease Information and for no other purpose is material consideration for Lessor's agreement to enter into this Lease. The parties further acknowledge and agree that any violation of said covenant shall constitute a material breach of this Lease and entitle Lessor to exercise any and all of its rights and remedies under this Lease or otherwise at law or in equity.

                  Without limitation of the foregoing, or any other provision of this Lease, in no event shall the Premises be used for any purpose that in any manner causes, creates, or results in a nuisance; any purpose or use that is of a nature to involve substantial hazard, such as the manufacture or use of explosives, chemicals or products that may explode, or any purpose or use that otherwise may harm the health or welfare of persons or the physical environment; or any discharge of Hazardous Substances on the Premises, including but not limited to the disposing or discharging of such substances into or under the Premises.

ARTICLE 12. LIMITATION ON EFFECT OF APPROVALS

                  Lessor shall have no obligation to review, comment upon, approve, inspect or take any other action with respect to the Premises, the Improvements, or the design or construction thereof, or any other matter, are specifically for the benefit of Lessor and no other party. No review, comment, approval or inspection, right or exercise of any right to perform Lessee's obligations, or similar actions required or permitted by, of, or to Lessor hereunder, or actions or omissions of Lessor's employees, agents and trustees, or other circumstances shall give or be deemed to give Lessor any liability, responsibility or obligation for, in connection with, or with respect to, the design, construction, maintenance or operation of the Premises or any Improvements, or the removal and/or remediation of any Hazardous Substances on, in or from the Premises, nor shall any such approval, actions, information or circumstances relieve or be deemed to relieve Lessee of the sole obligation and responsibility for the design, construction, maintenance and operation of the Premises and Improvements and the removal and/or remediation of Hazardous Substances required under this Lease, if any.

ARTICLE 13. INITIAL CONSTRUCTION AND ALTERATIONS

Section 13.1 Construction of Initial Improvements. Lessee hereby is granted permission, at Lessee's sole cost and expense, to design, develop and construct upon the Premises the Initial Improvements.

Section 13.2 Alterations. Lessee shall have the right to make Alterations.

Section 13.3 Permits and Approvals. Lessee shall be solely responsible for obtaining, at its sole cost and expense, any approvals that may be required pursuant to that certain Declaration of Protected Covenants, of Moffet Industrial Park No. 2 recorded in the Santa Clara official records on December 23, 1971, and the approval of the City (and any other governmental agencies with jurisdiction) for any general plan amendment, rezoning, variance, conditional use permit, building, electrical and plumbing permits, environmental impact analysis and mitigations imposed thereby, or other governmental action necessary to permit the development, construction and operation of the Improvements (including any Alterations) in accordance with this Lease. Lessor, at no cost or expense to itself, shall cooperate with Lessee to the extent reasonably required to obtain the approval of the City for the Initial Improvements and any proposed Alterations. Lessee shall reimburse Lessor for any out-of-pocket expenses reasonably incurred by Lessor in connection with such cooperation.

Section 13.4 Design. The exterior design of the Improvements, including without limitation, the site plan, landscaping plan and materials, colors, and elevations, shall be subject to the approval of the City. Lessee shall provide copies of such plans from time-to-time to Lessor.

Section 13.5 Prerequisites to Commencement of Construction. In addition to all other requirements set forth herein, before commencing the construction of the Initial Improvements or any Alterations and before any building materials have been delivered to the Premises by Lessee or under Lessee's authority, Lessee shall:

                  (a) Procure or cause to be procured the insurance coverage described below in the limits hereinafter provided, and provide Lessor with certified copies of all such insurance or, with the written approval of Lessor, certificates of such insurance in form satisfactory to Lessor. All such insurance shall comply with any requirements of Articles 14 and 21.

                  (b) Obtain the approval of Lessor of the general contractor in respect of any Bonded Contracts, which approval shall not be unreasonably withheld or delayed. Lessor hereby approves Devcon Construction Company, and Lessor shall approve any other contractor with an equivalent reputation and bonding capacity. If Lessor fails to approve the general contractor, Lessee shall provide Lessor with performance and payment bonds naming Lessor as an additional obligee, which shall cover payment of all obligations arising under the Bonded Contracts in connection with the construction of the Initial Improvements or any subsequent Alterations, as the case may be, and guaranteeing the completion of such construction, and payment in full of all claims for labor performed and materials supplied for such construction. The bonds shall be issued by a responsible surety company, licensed to do business in California, in an amount not less than the amount of the Bonded Contracts and shall remain in effect until the entire cost of the work shall have been paid in full. As used herein, the term "Bonded Contracts" means the general contract and any construction contract separate from the general contract that is for $100,000 or more. The bonds shall state that they are conditioned to secure the completion of the work under the Bonded Contracts, free from all liens and claims of contractors, subcontractors, mechanics, laborers, and material suppliers; and that the construction work shall be completed in accordance with the terms of the respective Bonded Contract by the contractor thereunder, or, on its default, the surety.

                  (c) During the course of construction, to the extent not covered by property insurance maintained by Lessee pursuant to Article 21, maintain or caused to be maintained a comprehensive "all risk" builder's risk insurance, including vandalism and malicious mischief, covering all improvements in place on the Premises, all materials and equipment stored at the Premises and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in due course of transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Lessee or its construction manager, contractors or subcontractors (excluding any contractors', subcontractors' and construction managers' tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of the Initial Improvements or such Alterations, as applicable.

                  (d) Cause the contractor to procure and maintain comprehensive liability insurance covering Lessee, Lessor and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Article 21, including insurance for completed operations, elevators, owner's, construction manager's and contractor's protective liability, products completed operations for three (3) years after the date of acceptance of the work by Lessee, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Lessee, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects in the Santa Clara valley, but in any event not less than Ten Million Dollars ($10,000,000) combined single limit, which policy shall contain a cross-liability clause or separation of insureds provision, an endorsement deleting the property damage exclusion as to explosion, underground, and collapse hazards, and an endorsement providing incidental malpractice coverage, and shall include thereunder for the mutual benefit of

Lessor and Lessee, bodily injury liability and property damage liability automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

                  (e) Cause the contractor to procure and maintain Worker's Compensation Insurance in the amounts and coverages required under workers' compensation, disability and similar employee benefit laws applicable to the Premises, and Employer's Liability Insurance with limits not less than Ten Million Dollars ($10,000,000) or such higher amounts as may be required by law.

Section 13.6 General Construction Requirements.

                  (a) All construction and other work shall be done at Lessee's sole cost and expense and in a prudent and first class manner and with first class materials. Lessee shall construct the Initial Improvements and all Alterations in strict accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 13 and all other provisions of this Lease.

                  (b) Lessee shall construct all improvements within setbacks required by Applicable Laws or the provisions of this Lease.

                  (c) Prior to the commencement of any construction, alteration, addition, improvements, repair or landscaping in excess of One Thousand Dollars ($1,000), Lessor shall have the right to post in a conspicuous location on the Premises as well as to record with the County of Santa Clara, a Notice of Lessor's Nonresponsibility. Lessee covenants and agrees to give Lessor at least ten (10) days prior written notice of the commencement of any such construction, alteration, addition, improvement, repair or landscaping in order that Lessor shall have sufficient time to post such notice.

Section 13.7 Construction Completion Procedures.

                  (a) On completion of the construction of the Initial Improvements or any Alterations during the Term, Lessee shall file for recordation, or cause to be filed for recordation, a notice of completion.

                  (b) On completion of construction of the Initial Improvements or any Alterations, Lessee shall deliver to Lessor evidence satisfactory to Lessor of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

ARTICLE 14. OWNERSHIP OF IMPROVEMENTS

                  All Improvements constructed, installed or placed by Lessee on the Premises shall be the property of Lessee during, and only during, the Term and no longer. During the Term, the Improvements shall not be conveyed, transferred or assigned unless such conveyance, transfer or assignment shall be to a person, corporation or other entity to whom this Lease is being transferred or assigned simultaneously therewith in compliance with the provisions of (but without limitation of the restrictions set forth in) Article 24, and at all such times the holder of the leasehold interest of Lessee under this Lease shall be the owner of the Improvements. Any attempted conveyance, transfer or assignment of the Improvements, whether voluntarily or by operation of law or otherwise, to any person, corporation or other entity shall be void and of no effect whatever except a conveyance, transfer or assignment to a person, corporation or other entity to whom this Lease is being transferred or assigned simultaneously therewith in compliance with the provisions of (but without limitation of the restrictions set forth in)
Article 24. Notwithstanding the foregoing, Lessee may from time to time replace items of personal property and fixtures provided that the replacements for such items are of equivalent or better value and quality, and such items are free from any liens and encumbrances except as permitted hereunder. Upon any termination of this Lease, whether by reason of the expiration of the Term hereof, or pursuant to any provision hereof, or by reason of any other cause whatsoever, all of Lessee's right, title and interest in the Improvements shall cease and terminate and title to the Improvements shall vest in Lessor unless Lessor makes the election to require demolition pursuant to Article 30. Lessee shall surrender the Improvements to Lessor as provided in Article 30 hereof. No further deed or other instrument shall be necessary to confirm the vesting in Lessor of title to the Improvements. However, upon any termination of this Lease, Lessee, upon request of Lessor, shall execute, acknowledge and deliver to Lessor a quitclaim deed and quitclaim bill of sale confirming that all of Lessee's rights, title and interest in the Improvements has expired and that title thereto has vested in Lessor.

ARTICLE 15. MAINTENANCE AND REPAIRS; NO WASTE

Section 15.1 Maintenance and Repairs. During the Term, Lessee shall, at its own cost and expense and without any cost or expense to Lessor, keep and maintain the Premises and the Improvements and all appurtenant facilities, including without limitation the grounds, soils, groundwater, sidewalks, parking and landscaped areas, and all furniture, fixtures and equipment, in good condition and repair and shall allow no nuisances to exist or be maintained thereon.

                  Lessor shall not be obligated to make to the Premises or the Improvements any repairs, replacements or renewals of any kind, nature or description whatsoever and Lessee hereby expressly waives any right to terminate this Lease and any right to make repairs at Lessor's expense under Sections 1932(1), 1941 and 1942 of the California Civil Code, or any amendments thereof or any similar law, statute or ordinance now or hereafter in effect.

Section 15.2 No Waste. Lessee shall not commit or permit waste upon the Premises.

ARTICLE 16. UTILITIES AND SERVICES

                  Lessee shall be solely responsible for, shall make all arrangements for, and shall pay for all utilities and services furnished to or used at the Premises, including without limitation, gas, electricity, other power, water, telephone, cable and other communication services, security services, sewage, sewage service fees, trash collection, and any taxes or impositions thereon. All service lines of such utilities shall be installed beneath the surface of the Premises and connected and maintained at no cost or expense to Lessor. Lessor grants to Lessee the right to grant to public entities, public service corporations, or public utilities, for the purpose of serving only the Premises, rights-of-way, or easements on or over the Premises for poles or conduits or both for telephone, electricity, water, sanitary, or storm sewers or both, and for other utilities and municipal or special district services.

ARTICLE 17. MECHANICS' AND OTHER LIENS

Section 17.1 No Liens. Lessee covenants and agrees to keep Lessor's Interest in the Premises free and clear of and from any and all mechanics', material supplier's and other liens for work or labor done, services performed, materials, appliances, or power contributed, used or furnished, to be used in or about the Premises for or in connection with any operations of Lessee, any alteration, improvement or repairs or additions that Lessee may make or permit or cause to be made, or any work or construction by, for or permitted by Lessee on or about the Premises, and at all times promptly and fully to pay and discharge any and all claims upon which any such lien may or could be based, and to save and hold Lessor and Lessor's Interest in the Premises free and harmless of and from any and all such liens and claims of liens and suits or other proceedings pertaining thereto.

Section 17.2 No Affect on Lessor's Interests. No mechanics' or material suppliers' liens or mortgages, deeds of trust, or other liens of any character whatsoever created or suffered by Lessee shall in any way, or to any extent, affect the interest, right or title of Lessor in and to the Premises or the Improvements.

         Section 17.3 Lessor's Right to Cause Release of Liens. If Lessee shall not within ten (10) days following the imposition of any such lien which is not being contested by Lessee in accordance with Article 18 below, cause the lien to be released of record by payment or posting of a proper bond, Lessor shall have the right but not the obligation to cause the same to be released by such means as Lessor shall deem appropriate and the amount paid by Lessor together with all expenses incurred by Lessor in connection therewith (including without limitation reasonable attorneys' fees and expense), plus interest at the Interest Rate from the date of payment by Lessor, shall be Additional Rental, immediately due and payable by Lessee to Lessor upon demand.

ARTICLE 18. RIGHT TO CONTEST LIENS

                  Lessee shall have the right to contest, in good faith, the amount or validity of any lien of the nature described in Section 17.1 above, provided that Lessee shall give Lessor written notice of Lessee's intention to do so within ten (10) days after the recording of such lien, and provided further, that Lessee shall, at its expense, defend itself and Lessor against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against the Premises.

ARTICLE 19. COMPLIANCE WITH LAWS; INSURANCE REQUIREMENTS

Section 19.1 Compliance with Applicable Laws. Lessee, at Lessee's cost and expense, shall comply with all Applicable Laws. Any work or installations made or performed by or on behalf of Lessee or any person or entity claiming through or under Lessee in order to conform the Premises to Applicable Laws shall be subject to and performed in compliance with the provisions of Article 13. Lessee shall give Lessor immediate written notice of any violation of Applicable Laws known to Lessee and, at its sole cost and expense, Lessee shall immediately rectify any such violation. Without in any way limiting the generality of the foregoing obligation of Lessee, Lessee shall be solely responsible for compliance with, and shall make or cause to be made all such improvements and alterations to the Premises (including, without limitation, removing such barriers and providing such alternative services) as shall be required by, the Americans with Disabilities Act (42 USC section 12101 et seq.), as the same may be amended from time to time, and any similar or successor laws, and with any rules or regulations promulgated thereunder. Lessee's liability shall be primary and Lessee shall indemnify Lessor in accordance with Article 22 in the event of any failure or alleged failure of Lessee to comply or to cause the Improvements to comply with said laws and rules and regulations.

Section 19.2 Compliance with Insurance Requirements. Lessee shall not do anything, or permit anything to be done, in or about the Premises that would:
(i) invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Premises or any property located therein, or
(ii) result in a refusal by insurance companies of good standing to insure the Premises or any such property in amounts required hereunder. Lessee, at Lessee's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

ARTICLE 20. HAZARDOUS SUBSTANCES

Section 20.1 Lessee Indemnity. Except for Lessor's obligations pursuant to
Section 4.1 above, Lessee releases Lessor from any liability for, waives all claims against Lessor and shall indemnify, defend and hold harmless Lessor, its employees, partners, agents, subsidiaries and affiliate organizations against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Lessor), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Land or Premises during the initial Term and any extensions of this Lease by Lessee or its employees, agents or contractors. The provisions of this Lessee Indemnity regarding Hazardous Substances shall survive the termination of the Lease.

Section 20.2 Lessor Indemnity. Lessor releases Lessee from any liability for, waives all claims against Lessee and shall indemnify, defend and hold harmless Lessee, its officers, employees, and agents to the extent of Lessor's interest in the Project, against any and all actions by any governmental agency for clean up of Hazardous Substances on or under the Land (including, without limitation, any groundwater contamination) including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney fees and Lessor also releases Lessee from any liability for, waives all claims against Lessee and shall indemnify, defend and hold harmless Lessee, its officers, employees and agents from and against any and all liability and actions for damages to property instituted by any third parties, if, and to the extent, in either case, arising from the presence of Hazardous Substances on, in or under the Land or Premises, except to the extent caused by the release, disposal, use or storage of Hazardous Substances in, on or about the Premises by Lessee, its employees, agents, sublessees, assignees, or contractors. The provisions of this Lessor Indemnity regarding Hazardous Substances shall survive the termination of the Lease.

Section 20.3 Lessee Covenants. Lessee has informed Lessor that, except for very immaterial amounts of toxic materials incidental to office use (e.g. copier toner, typical janitorial cleaning materials, petroleum products in cars), Lessee will not use any Hazardous Substances within the Project and shall comply with any applicable Laws to the extent that it does. Lessee shall immediately notify Lessor if and when Lessee learns or has reason to believe there has been any release of Hazardous Substances in, on or about the Project during the Term.

Section 20.4 Right to Remediate. Should Lessee fail to perform or observe any of its obligations or agreements pertaining to Hazardous Substances or Environmental Requirements, then Lessor shall have the right, but not the duty, without limitation of any other rights of Lessor hereunder, to enter the Premises personally or through its agents, consultants or contractors and perform the same. Lessee agrees to indemnify Lessor for the costs thereof and liabilities therefrom as set forth above in this Section 20.

ARTICLE 21. INSURANCE

Section 21.1 Required Insurance. At all times during the Term and at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor the following insurance:

                  (a) Fire and casualty insurance on all Improvements. The amount of such insurance shall be the Full Insurable Replacement Value. All such policies shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co-insured under the policy. Lessee hereby waives as against Lessor any and all claims and demands, of whatever nature, for damages, loss or injury to the Improvements and to the property of Lessee in, upon or about the Premises caused by or resulting from fire and/or other perils, construction defects and/or other events or happenings.

                  "Full Insurable Replacement Value" means 100% of the actual costs to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Premises. The Full Insurable Replacement Value initially shall be determined at Lessee's expense by an appraiser or one of the insurers, selected by Lessee and acceptable to Lessor. Lessor or Lessee may at any time, but not more frequently than once in any twelve (12) month period, by written notice to the other, require the Full Insurable Replacement Value to be redetermined, at Lessee's expense, by an appraiser or one of the insurers, selected by Lessee and reasonably acceptable to Lessor. Lessee shall maintain coverage at the current Full Insurable Replacement Value throughout the Term.

                  (b) Insurance against loss of rental from the Premises, under a rental value insurance policy, or against loss from business interruption under a business interruption policy, covering risk of loss due to causes insured against under subsection (a), in an amount not less than twelve months of projected rental income from the Premises.

                  (c) Worker's Compensation Insurance in the amounts and coverages required under worker's compensation, disability and similar employee benefit laws applicable to the Premises, with all elective employment covered on a voluntary basis where permissible, and Employer's Liability Insurance with limits not less than $500,000 or such higher amounts as may be required by law.

                  (d) Comprehensive general liability through one or more primary and umbrella liability policies against claims, including but not limited to, bodily injury and property damage occurring on the Premises or the streets, curbs or sidewalks adjoining the Premises, with such limits as may be reasonably required by Lessor from time to time, but in any event not less than Ten Million Dollars ($10,000,000), combined single limit and annual aggregate for the Premises. Such insurance shall insure the performance by Lessee of the indemnity agreements contained in this Lease. If any governmental agency or department requires insurance or bonds with respect to any proposed or actual use, storage, treatment or disposal of Hazardous Substances by Lessee or any sublessee, tenant, or licensee of Lessee, Lessee shall be responsible for such insurance and bonds and shall pay all premiums and charges connected therewith; provided, however, that this provision shall not and shall not be deemed to modify the provisions of Article 20 hereof.

                  Such insurance shall (i) delete any employee exclusion on personal injury coverage; (ii) include employees as additional insureds; (iii) provide for blanket contractual coverage, including liability assumed by and the obligations of Lessee under Article 22 for personal injury, death and/or property damage; (iv) provide Products and Completed Operations and Independent Contractors coverage and Broad Form Property Damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (v) provide aircraft liability coverage, if applicable, and automobile liability coverage for owned, non-owned and hired vehicles; (vi) provide liability coverage on all mobile equipment used by Lessee; and (vii) include a cross liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Such insurance shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomever belonging and arising from Lessee's operations hereunder and whether such operations are performed by Lessee or any of its contractors, subcontractors, or by any other person.

                  (e) An environmental impairment liability policy with such limits as may be appropriate given the nature of Lessee's operations on the Premises.

                  (f) All other insurance that Lessee is required to maintain under Applicable Laws.

Section 21.2 Policy Form and General.

                  (a) All of the insurance policies required under this Lease, including without limitation, under the provisions of Article 13 and this
Article 21, and all renewals thereof shall be issued by one or more companies of recognized responsibility, authorized to do business in California with a financial rating of at least a Class A--VII (or its equivalent successor) status, as rated in the most recent edition throughout the Term of Best's Insurance reports (or its successor, or, if there is no equivalent successor rating, otherwise reasonably acceptable to Lessor). Any loss adjustment or disposition of insurance proceeds by the insurer shall require the written consent of Lessor for losses in excess of One Hundred Thousand Dollars ($100,000.00). All property insurance hereunder shall name Lessor as an additional insured and all liability insurance shall name as additional insureds Lessor, and its directors, trustees, officers, agents, and employees, and such other parties as Lessor reasonably may request. Any deductibles or self insurance retention for any of the foregoing insurance must be agreed to in advance in writing by Lessor, which consent shall not be unreasonably withheld or delayed; all deductibles and self insurance retention shall be paid by Lessee. All insurance of Lessee shall be primary coverage.

                  (b) Each policy of property insurance and all other policies of insurance required by the provisions of this Lease, shall be made expressly subject to the provisions of this Article 21 and shall provide that Lessee's insurers shall waive any right of subrogation against Lessor. All policies provided for herein expressly shall provide that such policies shall not be canceled, terminated or altered without thirty (30) days' prior written notice to Lessor. Each policy, or a certificate of the policy executed by the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Lessor on or before the date of this Lease, shall be maintained throughout the Term, and shall be renewed, not less than thirty (30) days before the expiration of the term of the policy. Except for specific provisions described herein, no policy shall contain any provisions for exclusions from liability and no exclusion shall be permitted in any event if it conflicts with any coverage required hereby, and, in addition, no policy shall contain any exclusion from liability for personal injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

                  (c) If either party shall at any time deem the limits of any of the insurance described in this Lease then carried or required to be carried to be either excessive or insufficient, or if Lessee shall determine that any form, scope, or type of insurance required hereunder is not generally available in the marketplace at reasonable cost, the parties shall endeavor to agree upon the proper and reasonable limits and terms for such insurance then to be carried and such insurance shall thereafter be carried with the limits and terms thus agreed upon until further change pursuant to the provisions of this subsection. If the parties shall be unable to agree on the proper and reasonable limits and terms for such insurance, then such limits and terms shall be determined pursuant to the provisions of Article 37. The decision of the appraiser as to such limits and terms for such insurance then to be carried shall be binding upon the parties and such insurance shall be carried with the limits and terms as thus determined until such limits shall again be changed pursuant to the provisions of this subsection. The expenses of such determination shall be borne equally between Lessor and Lessee.


ARTICLE 22. INDEMNITY AND RELEASE

                  Lessee shall indemnify, protect, defend and save and hold harmless Lessor and the Premises from and against, and reimburse Lessor for, any and all claims, demands, losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in connection with or arising, in whole or in part, in any way out of this Lease, any default by Lessee in the observance or performance of any of the terms, covenants or conditions of this Lease on Lessee's part to be observed or performed, the use, occupancy or manner of use or occupancy of the Premises by Lessee or any sublessee, licensee, or any other person or entity, the conduct or management of any work or thing done in or on the Premises, the design, construction, maintenance, or condition of any Improvements, the condition of the Premises, any actual or alleged acts, omissions, or negligence of Lessee or of the sublessees, contractors, agents, servants, employees, visitors or licensees of Lessee, in, on or about the Premises or other of Lessor's lands, and any accident or other occurrence on the Premises from any cause whatsoever, except to the extent caused solely by the gross negligence or willful misconduct of Lessor.

                  In case any claim, action or proceeding be brought, made or initiated against Lessor relating to any of the above described events, acts, omissions, occurrences, or conditions, Lessee, upon notice from Lessor, shall at its sole cost and expense, resist, or defend such claim, action or proceeding by attorneys approved by Lessor.

                  Lessor shall not be responsible for, and Lessee hereby waives any and all claims and causes of action whatsoever of any kind or nature against Lessor for, any injury, loss, damage or liability to any person or property in or about the Premises or in any way connected with the Premises or this Lease, from any cause whatsoever (other than caused solely by the gross negligence or willful misconduct of Lessor).

                  The provisions of this Article 22 shall survive any termination of this Lease. The provisions of Article 21 (Insurance) shall not limit in any way Lessee's obligations under this Article 22.

ARTICLE 23. APPROPRIATION, DAMAGE OR DESTRUCTION

Section 23.1 No Termination, No Affect on Rental Obligation. No Appropriation nor any loss or damage by fire or other cause resulting in either partial or total destruction of the Premises, the Improvements or any other property on the Premises shall,

Section 23.2 Determination of Award. The amount of the Award due to Lessor and Lessee as a result of Appropriation shall be separately determined by the court having jurisdiction of such proceedings based on the following: Lessor shall be entitled to that portion of the Award attributable to the value of the fee interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) subject to this Lease, and to the value of Lessor's reversionary interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court; Lessee shall be entitled to that portion of the Award attributable to the value of Lessee's leasehold interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) and to the value of Lessee's interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court.

ARTICLE 24. ASSIGNMENT

Section 24.1 Assignment. Prior to completion of construction of the Initial Improvements, any assignment by Lessee of its leasehold estate shall not release Lessee from its obligations hereunder and such assignments shall be subject to the consent of Lessor, provided, however, Lessee shall have the right to assign its interest hereunder to a financing entity in connection with a synthetic lease transaction without the prior written consent of Lessor.

Section 24.2 Assumption in Writing. No assignment by Lessee shall become effective unless and until the assignee executes and delivers to Lessor a written form of assignment in which the assignee assumes and agrees to perform and observe all covenants and conditions to be performed and observed by Lessee under this Lease for the period from and after the date of the assignment.

ARTICLE 25. SUBLETTING

Section 25.1 Conditions to Subletting. Lessee may enter into Subleases in respect of the Premises without Lessor's consent. No Sublease shall relieve Lessee from the performance of any of its obligations under this Lease. No Sublease shall extend beyond the Term of this Lease. Each Sublease shall be subject to and subordinate to the terms, covenants and conditions of this Lease and the rights of Lessor hereunder.

ARTICLE 26. LEASEHOLD MORTGAGES

Section 26.1 Leasehold Mortgage. Notwithstanding the provisions of Article 24 regarding Transfer of this Lease, but subject to the provisions of this Article 26, Lessee shall have the right at any time and from time to time to encumber the entire (but not less than the entire) leasehold estate created by this Lease and Lessee's interest in the Improvements by a mortgage, deed of trust or other security instrument (any such mortgage, deed of trust, or other security instrument that satisfies the requirements of this Article 26 being herein referred to as a "Leasehold Mortgage") to secure repayment of one or more loans (and associated obligations) made to Lessee.

                  Lessee shall deliver to Lessor promptly after execution by Lessee a true and verified copy of any Leasehold Mortgage, and any amendment, modification or extension thereof, together with the name and address of the owners and holder thereof.

                  In no event shall any interest of Lessor in the Premises, including without limitation, Lessor's fee interest in the Premises or reversionary interest in the Improvements or interest under this Lease, be subject or subordinate to any lien or encumbrance of any mortgage, deed of trust or other security instrument.

Section 26.2 Agreement Regarding the Leasehold Mortgage. During the continuance of any Leasehold Mortgage until such time as the lien of any Leasehold Mortgage has been extinguished, and if a true and verified copy of such Leasehold Mortgage shall have been delivered to Lessor together with a written notice of the name and address of the holder thereof:

                  (a) Lessor shall not agree to any termination nor accept any surrender of this Lease (except upon the expiration of the Term or termination pursuant to Article 23 hereof and as otherwise provided below with respect to termination upon an Event of Default), nor shall any material amendment or modification of this Lease be binding upon the holder of a Leasehold Mortgage ("Lender") or any purchaser in foreclosure from the Lender, unless the Lender has given its prior written consent to such amendment or modification.

                  (b) The Lender shall have the right, but not the obligation, at any time prior to termination of this Lease and without payment of any penalty, to pay all of the Base Monthly Rental and Additional Rental due hereunder, to provide any insurance and make any other payments, to make any repairs and improvements and do any other act or thing required of Lessee hereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the covenants, conditions and agreements hereof to prevent the termination of this Lease. All payments so made and all things so done and performed by the Lender shall be as effective to prevent a termination of this Lease as the same would have been if made, done and performed by Lessee instead of by the Lender.

                  (c) Should any Event of Default under this Lease occur, the Lender shall have thirty (30) days after receipt of notice from Lessor setting forth the nature of such Event of Default, and, if the default is such that possession of the Premises is necessary to remedy the default, a reasonable time after the expiration of such thirty (30) day period, within which to remedy such default, provided that (i) the Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease within such thirty (30) day period and shall continue to pay currently such monetary obligations as and when the same are due, and (ii) the Lender shall have acquired Lessee's leasehold estate created hereby or given Lessor written notice that the Lender intends to take action to acquire Lessee's leasehold estate and commenced foreclosure or other appropriate proceedings in the nature thereof within such thirty (30) day period or prior thereto, and shall thereafter diligently and continuously prosecute such proceedings to completion.

                  (d) An Event of Default under this Lease which in the nature thereof cannot be remedied by the Lender shall be deemed to be remedied if (i) within thirty (30) days after receiving written notice from Lessor of such Event of Default, the Lender shall have acquired Lessee's leasehold estate created hereby or given Lessor written notice that the Lender intends to take action to acquire Lessee's leasehold estate and commenced foreclosure or other appropriate proceedings in the nature thereof, (ii) the Lender shall diligently and continuously prosecute any such proceedings to completion, (iii) the Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease within such thirty (30) day period and shall thereafter continue to faithfully perform all such monetary obligations, and (iv) after gaining possession of the Premises, the Lender shall perform all of the obligations of Lessee hereunder as and when the same are due and cure any defaults that are curable by the Lender but that require possession of the Premises to cure, such cure to be effected within thirty (30) days after gaining possession, or such longer period of time as is reasonably necessary to effect such cure using all due diligence.

                  (e) If the Lender is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction of any bankruptcy or insolvency proceedings involving Lessee from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the times specified in subsections (c) and (d) above for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided that the Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under this Lease and shall continue to pay currently such monetary obligations as and when the same fall due, and provided further that the Lender shall diligently attempt to remove any such prohibition.

                  (f) Lessor shall mail to the Lender a duplicate copy by certified mail of any and all notices that Lessor may from time to time give to or serve upon Lessee pursuant to the provisions of this Lease.

                  (g) Foreclosure of a Leasehold Mortgage or any sale thereunder, whether by judicial proceedings or by virtue of any power of sale contained in the Leasehold Mortgage, or any conveyance of the leasehold estate created hereby from Lessee to the Lender by virtue or in lieu of foreclosure or other appropriate proceedings in the nature thereof, shall not require the consent of Lessor or constitute a breach of any provision of or a default under this Lease and upon such foreclosure, sale or conveyance, Lessor shall recognize the Lender, or any other foreclosure sale purchaser or recipient of any deed in lieu, as Lessee hereunder; provided, (i) the Lender shall have fully complied with the provisions of this Article 26 applicable prior to gaining possession of the Premises and the Lender or foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the Lessee hereunder shall comply with the provisions of this Article 26 applicable after gaining possession of the Premises; (ii) the Lender, or foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the

Lessee hereunder shall be responsible for taking such actions as shall be necessary to obtain possession of the Premises; and (iii) the Lender, or foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the Lessee hereunder shall execute, acknowledge and deliver to Lessor an instrument in recordable form pursuant to which the Lender or foreclosure sale purchaser or deed in lieu recipient, as the case may be, expressly assumes all obligations of the Lessee under this Lease which arise from and after the date of foreclosure or deed in lieu thereof. If there are two or more Leasehold Mortgages or foreclosure sale purchasers (whether of the same or different Leasehold Mortgages), Lessor shall have no duty or obligation whatsoever to determine the relative priorities of such Leasehold Mortgages or the rights of the different holders thereof and/or foreclosure sale purchasers. If the Lender or foreclosure sale purchaser becomes Lessee under this Lease, or under any new lease obtained pursuant to subsection (h) below, the Lender or foreclosure sale purchaser shall not be personally liable for the obligations of the Lessee under this Lease accruing after the period of time that the Lender is the Lessee hereunder or thereunder.

                  (h) In the event of (a) any rejection of this Lease by Lessee in any bankruptcy proceeding, or (b) such other termination of this Lease by reason of a condition which (i) is not known or ascertainable by the parties on the effective date of the Lender's Leasehold Mortgage, (ii) results from any applicable state or federal law enacted after the effective date of such Leasehold Mortgage, and (iii) which would work an inequitable forfeiture upon the Lender due to the non-curable nature of such condition, Lessor shall, subject to the terms and conditions of this subsection (h), upon written request by the Lender to Lessor made within sixty (60) days after such termination, execute and deliver a new lease of the Premises to the Lender for the remainder of the term of this Lease with the same covenants, conditions and agreements (except for any requirements which have been satisfied by Lessee prior to termination) as are contained herein; provided, however, that Lessor's execution and delivery of such new lease of the Premises shall be made without representation or warranty of any kind or nature whatsoever, either express or implied, including without limitation, any representation or warranty regarding title to the Premises or the priority of such new lease and Lessor's obligations and liability under such new lease shall not be greater than if this Lease had not terminated and the Lender had become the Lessee hereunder. Lessor's delivery of any Improvements to the Lender pursuant to such new lease shall be made without representation or warranty of any kind or nature whatsoever, either express or implied; and the Lender shall take any Improvements "as is" in their then current condition. Upon execution and delivery of such new lease, the Lender, at its sole cost and expense, shall be responsible for taking such action as shall be necessary to cancel and discharge this Lease and to remove the Lessee named herein and any other occupant from the Premises. Lessor's obligation to enter into such new lease of the Premises with the Lender shall be conditioned as follows: (x) the Lender shall have complied with the provisions of this Article 26 applicable prior to the gaining of possession and shall comply with the provisions of this Article 26 applicable after gaining possession of the Premises; (y) if more than one holder of a Leasehold Mortgage claims to be the Lender and requests such new lease, Lessor shall have no duty or obligation whatsoever to determine the relative priority of such Leasehold Mortgages, and in the event of any dispute between or among the holders thereof, Lessor shall have no obligation to enter into any such new lease if such dispute is not resolved to the sole satisfaction of Lessor within ninety (90) days after the date of termination of this Lease; and (z) the Lender shall pay all costs and expenses of Lessor, including without limitation, reasonable attorneys' fees, real property transfer taxes and any escrow fees and recording charges, incurred in connection with the preparation and execution of such new lease and any conveyances related thereto.

ARTICLE 27. LESSOR'S RIGHT OF INSPECTION

                  Lessor shall be entitled, at all reasonable times with advance written notice to go upon the Premises and the Improvements for the purposes of
(a) inspecting the same, (b) inspecting the performance by Lessee of the terms, covenants, agreements and conditions of this Lease, (c) posting and keeping posted thereon Notices of Non-Responsibility for any construction, alteration or repair thereof, as required or permitted by any law or ordinance, and (d) any other lawful purposes; provided, however, Lessor's rights hereunder shall not entitle Lessor to access to the demised premises of any subtenant occupying the Improvements without the written consent of such subtenant, which consent shall not be unreasonably withheld.

ARTICLE 28. EVENT OF DEFAULT AND LESSOR'S REMEDIES

Section 28.1 Events of Default. The occurrence of any of the following shall be an Event of Default on the part of Lessee hereunder:

                  (a) Failure to pay any part of the Base Monthly Rental or Additional Rental, herein reserved, or any other sums of money that Lessee is required to pay hereunder at the times or in the manner herein provided, when such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

                  (b) Failure to perform any express or implied nonmonetary provision of this Lease when, except in the case of any provision which by its terms provides for no grace period, such failure shall continue for a period of thirty (30) days, or such other period as is expressly set forth herein, after written notice thereof from Lessor to Lessee; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Lessee shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion and cure. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

                  (c) The abandonment of the Premises.

                  (d) Lessee shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

                  (e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Lessee or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within forty-five (45) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

                  (f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Lessee under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the Federal government or any state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within forty-five (45) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

Section 28.2 Lessor's Remedies. Upon the occurrence of an Event of Default, Lessor shall have the following rights and remedies:

                  (a) The right to terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises in accordance with
Article 30, and pay to Lessor all Base Monthly Rental, Additional Rental and other charges and amounts due from Lessee hereunder to the date of termination.

                  (b) The rights and remedies described in California Civil Code
Section 1951.2, including without limitation, the right to recover the worth at the time of award of the amount by which the Base Monthly Rental, Additional Rental and other charges payable hereunder for the balance of the Term after the time of award exceed the amount of such rental loss for the same period that Lessee proves could be reasonably avoided, as computed pursuant to subdivision
(b) of said Section 1951.2, and the right to recover any amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom which, without limiting the generality of the foregoing, includes unpaid taxes and assessments, any costs or expenses incurred by Lessor in recovering possession of the Premises, maintaining or preserving the Premises after such default, preparing the Premises for reletting to a new lessee, any repairs or alterations to the Premises for such reletting, leasing commissions, architect's fees and any other costs necessary or appropriate either to relet the Premises or to adapt them to another beneficial use by Lessor and such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

                  (c) The rights and remedies described in California Civil Code
Section 1951.4 that allow Lessor to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Base Monthly Rental, and Additional Rental as they become due, for so long as Lessor does not terminate Lessee's right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Lessor's initiative to protect its interest under this Lease shall not constitute a termination of Lessee's right to possession.

                  (d) The right and power to enter and to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Lessee under the subleases and Lessor is hereby authorized on behalf of Lessee, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Lessor deems necessary in connection therewith. Lessee shall be liable immediately to Lessor for all costs and expenses Lessor incurs in collecting such rents and arranging for or providing such services or fulfilling such obligations. Lessor is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Lessee, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Lessor in its sole discretion may deem proper. Lessee shall be liable immediately to Lessor for all reasonable costs Lessor incurs in reletting the Premises including, without limitation, brokers' commissions, expenses of remodeling the Premises required by the reletting, and other costs. If Lessor relets the Premises or any portion thereof, such reletting shall not relieve Lessee of any obligation hereunder, except that Lessor shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Lessee hereunder to the extent that such rent or other proceeds compensate Lessor for the nonperformance of any obligation of Lessee hereunder. Such payments by Lessee shall be due at such times as are provided elsewhere in this Lease, and Lessor need not wait until the termination of this Lease, by expiration of the Term hereof or otherwise, to recover them by legal action or in any other manner. Lessor may execute any lease made pursuant hereto in its own name, and the lessee thereunder shall be under no obligation to see to the application by Lessor of any rent or other proceeds, nor shall Lessee have any right to collect any such rent or other proceeds. Lessor shall not by any reentry or other act be deemed to have accepted any surrender by Lessee of the Premises or Lessee's interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Lessee of any obligation hereunder, unless Lessor shall have given Lessee express written notice of Lessor's election to do so as set forth herein.

                  (e) The right to have a receiver appointed upon application by Lessor to take possession of the Premises and to collect the rents or profits therefrom and to exercise all other rights and remedies pursuant to Section 28.2(d).

                  (f) The right to enjoin, and any other remedy or right now or hereafter available to a lessor against a defaulting lessee under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

ARTICLE 29. LESSOR'S RIGHT TO CURE DEFAULTS.

                  If Lessee shall fail or neglect to do or perform any act or thing herein provided by it to be done or performed and such failure shall not be cured within any applicable grace period provided in Article 28, then Lessor shall have the right, but shall have no obligation, to pay any Imposition payable by Lessee hereunder, discharge any lien, take out, pay for and maintain any insurance required under Article 21, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Lessor shall so elect), and Lessor shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Lessee on account thereof, and Lessee shall repay to Lessor upon demand the entire reasonable cost and expense thereof, including, without limitation, compensation to the agents, consultants and contractors of Lessor and reasonable attorneys' fees and expenses. Lessor may act upon shorter notice or no notice at all if necessary in Lessor's judgment to meet an emergency situation or governmental or municipal time limitation or otherwise to protect Lessor's interest in the Premises. Lessor shall not be required to inquire into the correctness of the amount or validity of any Imposition or lien that may be paid by Lessor, and Lessor shall be duly protected in paying the amount of any such Imposition or lien claimed, and, in such event, Lessor shall also have the full authority, in Lessor's sole judgment and discretion and without prior notice to or approval by Lessee, to settle or compromise any such lien or Imposition. Any act or thing done by Lessor pursuant to the provisions of this
Article 30 shall not be or be construed as a waiver of any default by Lessee, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof. All amounts payable by Lessee to Lessor under any of the provisions of this Lease, if not paid when the same become due as in this Lease provided, shall bear interest at the Interest Rate.

ARTICLE 30. SURRENDER OF THE PREMISES

                  Upon the termination of this Lease, whether at the expiration of the Term as stated in Article 5 hereof or prior thereto pursuant to any provision hereof, Lessee shall surrender to Lessor the Premises in good order and repair, reasonable wear and tear and acts of God casualties excepted. Within ninety (90) days following the termination of this Lease, Lessor may elect to require Lessee to demolish the buildings located on the Property. Lessor may make such election by delivering written notice to Lessee within such 90-day period. In the event Lessor makes such election, Lessee shall diligently proceed to demolish the buildings and complete such demolition within a reasonable time, at no cost to Lessor. Unless Lessor gives written notice of its election to require Lessee to demolish the improvements in accordance with the foregoing, all Improvements shall automatically and without further act by Lessor or Lessee, become the property of Lessor.


                  Any personal property of Lessee that remains on the Premises after the Termination Date may, at the option of Lessor, be deemed to have been abandoned by Lessee and may either be retained by Lessor as its property or disposed of, without accountability, in such manner as Lessor may determine in its sole discretion.

ARTICLE 31. REPRESENTATIONS AND WARRANTIES OF LESSEE

                  Lessee hereby represents and warrants to Lessor as follows:

                  (a) Lessee is a corporation, partnership, or limited liability company duly formed and validly existing under the laws of the state of identified in the Basic Lease Information and is qualified to do business under the laws of the State of California. Lessee has full corporate power and authority to enter into and perform its obligations under this Lease and to develop, construct and operate the Premises as contemplated by this Lease.

                  (b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid, and binding obligation of Lessee.

                  (c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and no approvals or consents of any person are required in connection with the execution and performance of this Lease. The execution and performance of this Lease will not result in or constitute any default or event that with notice or the lapse of time or both, would be a default, breach or violation of the organizational instruments governing Lessee or any agreement or any order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

ARTICLE 32. NO WAIVER BY LESSOR

                  No failure by Lessor to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy upon a breach thereof, and no acceptance by Lessor of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease and no breach thereof may be waived, altered or modified except by a written instrument executed by Lessor. No waiver of any breach shall affect or alter this Lease but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE 33. NO PARTNERSHIP

                  It is expressly understood that neither Lessee nor Lessor is or becomes, in any way or for any purpose, a partner of the other in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the other, or agent of the other by reason of this Lease or otherwise. Lessee is and shall be an independent contractor with respect to the Lease and Premises.

ARTICLE 34. NO DEDICATION

                  This Lease shall not be, nor be deemed or construed to be, a dedication to the public of the Premises, the areas in which the Premises are located or the Improvements, or any portion thereof.

ARTICLE 35. NO THIRD PARTY BENEFICIARIES

                  This Lease shall not confer nor be deemed nor construed to confer upon any person or entity, other than the parties hereto, any right or interest, including, without limiting the generality of the foregoing, any third party beneficiary status or any right to enforce any provision of this Lease.

ARTICLE 36. NOTICES

                  Any notice, consent or other communication required or permitted under this Lease shall be in writing and shall be delivered by hand, sent by air courier, sent by prepaid registered or certified mail with return receipt requested, or sent by facsimile, and shall be deemed to have been given on the earliest of (i) receipt, (ii) one business day after delivery to an air courier for overnight expedited delivery service, or (iii) five (5) business days after the date deposited in the United States mail, registered or certified, with postage prepaid and return receipt requested (provided that such return receipt must indicate receipt at the address specified) or on the day of its transmission by facsimile if transmitted during the business hours of the place of receipt, otherwise on the next business day. All notices shall be addressed as appropriate to the following addresses (or to such other or further addresses as the parties may designate by notice given in accordance with this section):

If to Lessor:

                  475 Java Drive Associates, L.P.
            c/o The Mozart Development Company
                  1068 East Meadow Circle
                  Palo Alto, CA  94303

                  Tel.:  (   )    -

If to Lessee:

                  Network Appliance Inc.
                  2770 San Tomas Expressway
                  Santa Clara, California 95051
                  Attn:  Chris Carlton
                  Tel. (408) 367-3200

ARTICLE 37. HOLDING OVER

                  This Lease shall terminate upon the Termination Date and any holding over by Lessee after the Termination Date shall not constitute a renewal of this Lease or give Lessee any rights hereunder or in or to the Premises.

ARTICLE 38. MEMORANDUM

                  This Lease shall not be recorded. However, at the request of either party, the parties hereto shall execute and acknowledge a memorandum hereof (including Lessee's options under Article 10) in recordable form that Lessor shall file for recording in the Official Records of Santa Clara County.

ARTICLE 39. ESTOPPEL CERTIFICATE

                  Each of the parties hereto agrees, at any time and from time to time upon not less than twenty (20) days' prior written request by the other party (which request must specify that response is required within twenty (20) days), to execute, acknowledge and deliver to the party making such request, or to any other Person specified by the requesting party, an estoppel certificate stating: (a) whether this Lease is in full force and effect and whether such party has any existing defenses or offsets against the enforcement of this Lease; (b) whether this Lease has been assigned, modified, supplemented or amended, and, if so, identifying and describing any such assignment, modification, supplement or amendment; (c) the date to which Rent has been paid;
(d) whether the party to whom the request is directed knows of any default or failure to perform conditions on the part of the other party hereunder, and if so, specifying the nature thereof; and (e) that this Lease, as it may have been modified, supplemented or amended, represents the entire agreement between the parties as to this leasing.

                  The failure of either party to issue such a certificate to the requesting party or other specified Person within said twenty (20) day period shall constitute an acknowledgment by the party to whom such request is directed that this Lease is unmodified and in full force and effect and shall constitute, as to any Person entitled to rely upon such certificate, a waiver of any defaults that may exist prior to the date of such request. Such certificate shall act as a waiver of any claim by the party furnishing such certificate to the extent such claim is based upon facts which are contrary to those asserted in the certificate but only to the extent the claim is asserted against a bona fide encumbrancer or purchaser for value without knowledge of facts contrary to those contained in the certificate and who has acted in reasonable reliance upon the certificate. Such certificate shall in no event subject the party furnishing it to any liability whatsoever, notwithstanding the negligent or inadvertent failure of such party to disclose correct or relevant information.

ARTICLE 40. GENERAL PROVISIONS

Section 40.1 Severability. In case any one or more of the provisions of this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

Section 40.2 Headings. Article, Section and subsection headings in this Lease are for convenience only and are not to be construed as a part of this Lease or in any way limiting or amplifying the provisions hereof.

Section 40.3 Lease Construed as a Whole. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee. The parties acknowledge that each party and its counsel have reviewed this Lease and participated in its drafting and therefore that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed nor applied in the interpretation of this Lease.

Section 40.4 Meaning of Terms. Whenever the context so requires, the neuter gender shall include the masculine and the feminine, and the singular shall include the plural, and vice versa. Any reference to a specific sum of money, shall mean that amount of lawful money of the United States of America that (except where the specific provision by its terms provides for adjustment to reflect inflation) is the equivalent in value on the date such determination is to be made under the relevant provision of this Lease, to the stated amount in U.S. Dollars in the year of the Commencement Date: i.e. the stated amount increased by the percentage increase equal to the cumulative percentage increase in the CPI from January 1 of the year of the Commencement Date, to the date of determination.

Section 40.5 Attorneys' Fees. In the event of any action or proceeding at law or in equity between Lessor and Lessee to enforce or interpret any provision of this Lease or to protect or establish any right or remedy of either party hereunder, the party not prevailing in such action or proceeding shall pay to the prevailing party all costs and expenses, including without limitation, reasonable attorneys' fees and expenses (including attorneys' fees and expenses of in-house attorneys), incurred therein by such prevailing party and if such prevailing party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included in and as a part of such judgment.

Section 40.6 Binding Agreement. The terms, covenants and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 40.7 Entire Agreement. This instrument, together with the exhibits hereto, all of which are incorporated herein by reference, constitutes the entire agreement between Lessor and Lessee with respect to the subject matter hereof and supersedes all prior offers, negotiations, oral and written. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Lessor and Lessee.

Section 40.8 Quiet Enjoyment. Lessor agrees that Lessee, upon paying the Base Monthly Rental, Additional Rental and all other sums due hereunder and upon keeping and observing all of the covenants, agreement and provisions of this Lease on its part to be observed and kept, shall, subject to the exceptions and reservations referred to in Article 3, lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by, through, or under Lessor.

Section 40.9 Termination Not Merger. The voluntary sale or other surrender of this Lease by Lessee to Lessor, or a mutual cancellation thereof, or the termination thereof by Lessor pursuant to any provision contained herein, shall not work a merger, but at the option of Lessor shall either terminate any or all existing subleases or subtenancies hereunder, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

                  IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease by proper persons thereunto duly authorized as of the date first above written.



LESSOR:                             /s/ STEVE DOSTART
                                    --------------------------------
                                    475 Java Drive Associates, L.P.,
                                    a California Limited Partnership

                                   By: M-D Ventures, Inc.,
                                   its General Partner

                                   By: /s/
                                      ------------------------------

                                        Its: Vice President
                                            ------------------------


LESSEE:                            NETWORK APPLIANCE, INC.,
                                   a Delaware Corporation

                                   By: /s/ CHRIS CARLTON
                                      ------------------------------

                                        Its: Vice President
                                            ------------------------

                                    Exhibit A

                            [Description of Premises]

                                TABLE OF CONTENTS